AVERY DENNISON AUTHORIZES INCREASE IN REPURCHASE OF COMMON STOCK

Company Raises Dividend for 31st Consecutive Year

PASADENA, Calif. — October 26, 2006 —The Board of Directors of Avery Dennison has authorized the repurchase of an additional 5 million shares of the Company’s outstanding common stock. This authorization increases the current balance of shares available for repurchase to approximately 7.4 million shares. Under the Company’s stock repurchase program, common shares may be repurchased from time to time by or on behalf of the Company in the open market or otherwise. Repurchases may be commenced or discontinued at any time and, if commenced, may be conducted pursuant to prearranged plans.

The Board of Directors also declared a quarterly cash dividend of $0.40 per share, up 2.6 percent from the previous quarter. The dividend is payable on December 20, 2006, to shareholders of record at the close of business on December 6, 2006.

This is the 31st consecutive year Avery Dennison has increased dividends. The Company’s annual dividend has grown from $0.0375 cents per share in 1975 to $1.57 per share in 2006 for a 31-year compound annual growth rate of 12.8 percent. Based on the average closing price of the Company’s stock year-to-date, total annual dividends will provide a yield of 2.6 percent for 2006.

Avery Dennison is a global leader in pressure-sensitive labeling materials, office products and retail tag, ticketing and branding systems. Based in Pasadena, Calif., Avery Dennison is a FORTUNE 500 company with 2005 sales of $5.5 billion. Avery Dennison employs more than 22,000 individuals in 49 countries worldwide who apply the Company’s technologies to develop, manufacture and market a wide range of products for both consumer and industrial markets.

Products offered by Avery Dennison include Avery-brand office products and graphics imaging media, Fasson-brand self-adhesive materials, peel-and-stick postage stamps, reflective highway safety products, labels for a wide variety of automotive, industrial and durable goods applications, brand identification and supply chain management products for the retail and apparel industries, and specialty tapes and polymers.

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Forward-Looking Statements

Certain information presented in this news release may constitute “forward-looking” statements. These statements and financial or other business targets are subject to certain risks and uncertainties. Actual results and trends may differ materially from historical or expected results depending on a variety of factors, including but not limited to fluctuations in cost and availability of raw materials; ability of the Company to achieve and sustain targeted cost reductions; foreign currency exchange rates; worldwide and local economic conditions; impact of competitive products and pricing; selling prices; impact of legal proceedings, including the European Commission (“EC”), Canadian Department of Justice, and Australian Competition and Consumer Commission investigations, into industry competitive practices and any related proceedings or lawsuits pertaining to these investigations or to the subject matter thereof or of the recently concluded investigation by the U.S. Department of Justice (“DOJ”) (including purported class actions seeking treble damages for alleged unlawful competitive practices, and purported class actions related to alleged disclosure and fiduciary duty violations pertaining to alleged unlawful competitive practices, which were filed after the announcement of the DOJ investigation, as well as a likely fine by the EC in respect of certain employee misconduct in Europe); impact of potential violations of the U.S. Foreign Corrupt Practices Act based on issues in China; impact of epidemiological events on the economy and the Company’s customers and suppliers; successful integration of acquisitions; financial condition and inventory strategies of customers; timely development and market acceptance of new products; fluctuations in demand affecting sales to customers; and other matters referred to in the Company’s SEC filings.

The Company believes that the most significant risk factors that could affect its ability to achieve its stated financial expectations in the near-term include (1) potential adverse developments in legal proceedings and/or investigations, including possible fines, penalties, judgments or settlements; (2) the impact of economic conditions on underlying demand for the Company’s products; (3) the impact of competitors’ actions, including expansion in key markets, product offerings and pricing; (4) the impact of changes in raw material and energy-related costs and associated changes in selling prices; and (5) the ability of the Company to achieve and sustain targeted cost reductions.